EXHIBIT 23(a)


ACCOUNTANTS' CONSENT

The Board of Trustees
Amencan Mortgage Investors Trust

We consent to incorporation by reference in the registration statement on Form S-3 (No. 33-42481) of American Mortgage Investors Trust of our report dated January 24, 1997, relating to the balance sheets of American Mortgage Investors Trust as of December 31, 1996 and 1995. and the related statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of American Mortgage Investors Trust


                                   /s/ KPMG PEAT MARWICK LLP


New York, New York
March 28, 1997